Exhibit 99.1

Contact:	Julie McDowell Vice President Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	January 7, 2008
Teleflex Provides 2008 Business and Financial Outlook
Limerick, PA — Teleflex Incorporated (NYSE: TFX) will provide a preliminary financial performance outlook for 2008 and discuss its business plans and strategic initiatives in a conference call with investors today.
Jeffrey P. Black, chairman and chief executive officer of Teleflex commented, “2007 was a remarkable year for Teleflex as we redefined our portfolio of businesses to drive greater consistency of earnings and increased profitability. Entering 2008, we have a stronger portfolio of businesses positioned to deliver increased margins, strong cash flow and solid revenue growth. We are ahead of schedule on the integration of the Arrow business and are making good progress on reducing our debt.”
Black continued, “In 2008, the redefined Teleflex portfolio is expected to deliver overall segment operating profit margins in the mid teens for the year, compared with margins of approximately 11% for our historic 2006 portfolio of businesses. With the integration of Arrow, our outlook anticipates Medical segment operating margins returning to the 20% range during the year and segment operating margin growth in Aerospace and Commercial. We also expect the increased operating margins and our solid working capital management processes to enable us to deliver another year of strong cash flow.”
The company’s financial goals for 2008 include total revenues of over $2.4 billion and diluted earnings per share from continuing operations excluding special items in the range of $3.70 to $3.90. Cash flow from operations should be approximately $250 million, prior to the tax payments related to the gain resulting from the sale of the automotive and industrial businesses in 2007.
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Restructuring and other special charges, principally related to the Arrow acquisition, for the year are anticipated to be in the range of $0.60 to $0.67 per diluted share. The company continues to expect annual pre-tax synergies related to the Arrow integration in the range of $70 to $75 million by 2010. Pre-tax synergies in 2008 are now expected to be in the range of $33 to $37 million.
During the fourth quarter of 2007, Teleflex successfully completed the acquisition of Arrow International and the divestiture of its automotive and industrial businesses. As a result of the sale the company expects to record a gain on sale of assets of approximately $90 million, net of tax. In addition, the company expects to record special charges related to the acquisition of Arrow International and may record a non cash charge related to impairment of principally intangible assets in the power systems business, part of its Commercial Segment.
Teleflex plans to report fourth quarter and year end 2007 financial results after market close on Thursday, February 28, 2008 and to webcast a conference call with investors on Friday, February 29, 2008 at 10:00 am. Further information will be available prior to the call.
As previously announced, Teleflex will hold a conference call today at 9:00 a.m. (EST) to discuss the 2008 preliminary outlook. The conference call will be available live and archived on the company’s website at www.teleflex.com. In addition, an audio replay will be available from January 7 until January 12 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International), passcode # 42798181.
Teleflex at a Glance:
Teleflex is a diversified company with annual revenues of approximately $2.4 billion. The company designs, manufactures and distributes quality engineered products and services for the medical, aerospace, and commercial markets worldwide. Teleflex employs more than 14,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.
Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to expected full year diluted earnings per share from operations before and after giving the effect of charges related to the restructuring and integration program; forecasts regarding restructuring and other special charges, revenue growth, cash flow from operations, segment performance and operating profit percentage growth, and operational performance. Actual results could differ materially from those in these forward-looking statements due to, among other things, unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; business conditions and the general economy, market opportunities, competitive factors, sales and marketing execution, shifts in technologies or market demand, and other factors described in Teleflex’s filings with the Securities and Exchange Commission.
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